Exhibit g (xii)

State Street Bank and Trust Company
1200 Crown Colony Drive, CC1/5
Crown Colony Office Park
Quincy, MA 02169

Attention:  [Eugene Usatin, Vice President]

Re:  USAA Mutual Funds Trust (Trust)

Ladies and Gentlemen:

Please be advised that the Trust has established two new series of its shares to be known as the USAA Target Managed Allocation Fund and USAA Global Equity Income Fund.

In accordance with Section 18 of the Amended and Restated Custodian Agreement dated as of July 31, 2006, by and between USAA Mutual Funds Trust and State Street Bank and Trust Company (Custodian) (Custodian Agreement), the Trust hereby requests that the Custodian render services as custodian under the Custodian Agreement with respect to the USAA Target Managed Allocation Fund and USAA Global Equity Income Fund as provided in the Custodian Agreement.

Kindly indicate your acceptance of the foregoing by executing two copies of this letter agreement, returning one to the Trust and retaining one for your records.

Sincerely,

USAA MUTUAL FUNDS TRUST
                        on behalf of:
USAA Target Managed Allocation Fund
and USAA Global Equity Income Fund

By:        _________________________________
Name:  James G. Whetzel
Title:  Secretary
Agreed and Accepted:

STATE STREET BANK AND TRUST COMPANY

By:          ____________________________
Name:      [Michael F. Rogers]
Title:        [Executive Vice President]

Effective Date:  August 7, 2015